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Earnings Release and Supplemental Report

Second Quarter 2024

Healthpeak® | DOC LISTED NYSE



The Boardwalk
San Diego, CA

TABLE OF
Contents

Earnings Release 3
Consolidated Financial Statements 9
Guidance 13
Portfolio Summary 14
Merger-Combined Same-Store 15
Capitalization and Debt Ratios 16
Indebtedness 17
Investment Summary 18
Developments and Redevelopments 19
Capital Expenditures 20
Portfolio Diversification 21
Tenant Diversification 22
Leasing Metrics 23
Lease Expirations 24
CCRC 25
Other 26
Net Asset Value 27
Glossary 28
Additional Information 31
Discussion and Reconciliation of Non-GAAP Financial Measures

Healthpeak Properties Reports Second Quarter 2024 Results and Declares Quarterly Cash Dividend on Common Stock

DENVER, July 25, 2024 - Healthpeak Properties, Inc. (NYSE: DOC), a leading owner, operator, and developer of real estate for healthcare discovery and delivery, today announced results for the second quarter ended June 30, 2024.

SECOND QUARTER 2024 FINANCIAL PERFORMANCE AND RECENT HIGHLIGHTS

- Net income of $0.21 per share, Nareit FFO of $0.44 per share, FFO as Adjusted of $0.45 per share, AFFO of $0.39 per share, and Total Merger-Combined Same-Store Cash (Adjusted) NOI growth of 4.5%
- Increased full year 2024 diluted earnings guidance to a range of $0.27 – $0.31 per share; increased the midpoint of each 2024 FFO as Adjusted and AFFO guidance by +$0.01 per share, and increased Total Merger-Combined Same-Store Cash (Adjusted) NOI growth guidance by 25 basis points at the midpoint
- Closed on $853 million of outpatient medical sales at a blended 6.8% trailing cash capitalization rate during the second quarter and through July 25, 2024
    - $1.2 billion of year-to-date dispositions at a blended trailing cash capitalization rate of approximately 6.5%
- Repurchased 4.6 million shares at a weighted average share price of $19.09 for an aggregate total of $88 million during the second quarter and through July 25, 2024
    - Year-to-date, Healthpeak has repurchased 10.5 million shares at a weighted average share price of $17.98 for $188 million
- Second quarter new and renewal lease executions totaled 1.7 million square feet:
    - Outpatient Medical new and renewal lease executions totaled 905,000 square feet with a positive 4.7% rent mark-to-market on renewals
    - Lab new and renewal lease executions totaled 797,000 square feet with a positive 6.0% rent mark-to-market on renewals
        - Executed an additional 180,000 square feet lab leases in July 2024
        - Lab leasing pipeline includes 620,000 square feet of signed letters of intent ("LOI") including LOIs at marquee campuses including Gateway at Directors Science Park, Vantage, and Portside
- In July 2024, executed an early renewal with CommonSpirit Health ("CommonSpirit"), increasing the weighted average lease maturity from July 2027 to December 2035 with a positive rent mark-to-market and 3% annual escalators
- Added two outpatient medical developments with total expected costs of $53 million with 84% pre-leasing, and mid-7% stabilized yields
- Net Debt to Adjusted EBITDAre was 5.2x for the quarter ended June 30, 2024
- On July 24, 2024, Healthpeak's Board of Directors declared a quarterly common stock cash dividend of $0.30 per share to be paid on August 16, 2024, to stockholders of record as of the close of business on August 5, 2024
- Published 13th annual Corporate Impact Report detailing Healthpeak's comprehensive approach to corporate responsibility and sustainability

SECOND QUARTER COMPARISON

(in thousands, except per share amounts)	Three Months Ended June 30, 2024				Three Months Ended June 30, 2023			
		Amount		**Per Share**		**Amount**		**Per Share**
Net income, diluted	$	145,904	$	0.21	$	51,750	$	0.09
Nareit FFO, diluted		318,610		0.44		247,754		0.45
FFO as Adjusted, diluted		320,220		0.45		251,540		0.45
AFFO, diluted		276,947		0.39		223,197		0.40

YEAR TO DATE COMPARISON

(in thousands, except per share amounts)	Six Months Ended June 30, 2024				Six Months Ended June 30, 2023			
		Amount		**Per Share**		**Amount**		**Per Share**
Net income, diluted	$	152,345	$	0.23	$	169,449	$	0.31
Nareit FFO, diluted		479,906		0.72		478,200		0.86
FFO as Adjusted, diluted		597,879		0.90		483,421		0.87
AFFO, diluted		524,599		0.79		433,195		0.78

Nareit FFO, FFO as Adjusted, AFFO, Total Merger-Combined Same-Store Cash (Adjusted) NOI, and Net Debt to Adjusted EBITDAre are supplemental non-GAAP financial measures that we believe are useful in evaluating the operating performance and financial position of real estate investment trusts (see the "Funds From Operations" and "Adjusted Funds From Operations" sections of this release for additional information). See "June 30, 2024 Discussion and Reconciliation of Non-GAAP Financial Measures" for definitions, discussions of their uses and inherent limitations, and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP in the Investor Relations section of our website at http://ir.healthpeak.com/quarterly-results.

MERGER-COMBINED SAME-STORE ("SS") OPERATING SUMMARY

The table below outlines the year-over-year three-month and year-to-date Merger-Combined SS Cash (Adjusted) NOI growth.

Year-Over-Year Total Merger-Combined SS Cash (Adjusted) NOI Growth

	Three Month		Year-To-Date	
	SS Growth %	**% of SS**	**SS Growth %**	**% of SS**
Outpatient Medical	3.1%	56.1%	2.7%	56.2%
Lab	3.0%	34.4%	2.9%	34.3%
CCRC	20.5%	9.5%	23.4%	9.5%
Total Merger-Combined SS Cash (Adjusted) NOI	**4.5%**	**100.0%**	**4.4%**	**100.0%**

PHYSICIANS REALTY TRUST MERGER INTEGRATION

In July, Healthpeak internalized outpatient property management in two additional markets. To date, the company has completed internalization of property management in 12 markets covering more than 17 million square feet, with two additional markets expected to be internalized by year-end 2024.

Healthpeak anticipates achieving at least $45 million of merger-related synergies during 2024.

DISPOSITION UPDATE

During the second quarter and through July 25, 2024, Healthpeak closed on $853 million of outpatient medical sales at blended trailing cash capitalization rate of 6.8%. Healthpeak is also under contract to sell two additional outpatient medical buildings for $23 million.

Closed and pending dispositions total 3.3 million square feet across 72 assets with geographical concentration in Ohio (23% of total square footage), Nebraska (16%), North Dakota (12%), and upstate New York (11%). Pro forma for the sales, CommonSpirit leases approximately 2 million square feet from Healthpeak and represents 3% of annualized base rent ("ABR"), down from 2.9 million square feet and 4% of ABR prior to the dispositions.

Disposition Portfolios and Remaining Healthpeak Outpatient Medical Portfolio Summary

	Outpatient Medical Portfolios[(1)]	
	Dispositions	Remaining Healthpeak
Number of properties	72	507
Total square feet	3.3 million	36 million
Average building size (square feet)	45,000	72,000
Average building age[(2)]	28 years	23 years
Percent on-campus or affiliated	88%	96%
Percent leased to health systems	57%	68%
Population density[(3)]	2,300	3,600
Population growth[(3)]	2.4%	3.3%

(1) Dispositions include two properties placed under contract in July, with the sale expected to close during the second half of 2024. Remaining Healthpeak excludes unconsolidated joint ventures.
(2) Age as of 6/30/2024 and weighted by total square footage.
(3) Current 5-mile population density is shown as people per square mile. 5-mile population growth from 2023 to 2028, weighted by leasable area. Demographic data from Placer.ai.

In conjunction with one of the portfolio sales, Healthpeak expects to provide that buyer with a total of $418 million of secured seller financing, representing a 60% loan to value on the acquired portfolio. The secured seller financing carries a two-year initial term and two, 12-month extension options. The interest rate on the secured seller financing is fixed at 6.0% for the initial term and increases to 6.5% during the optional extension periods. As of July 25, 2024, Healthpeak has funded approximately $405 million and expects to fund the balance of the secured seller financing following the sale of two currently under contract properties.

Year-to-date, Healthpeak has closed on approximately $1.2 billion of asset sales at a blended trailing cash capitalization rate of approximately 6.5%.

COMMONSPIRIT EARLY LEASE RENEWAL

In July, we executed an early lease renewal for a minimum of 90% of CommonSpirit's approximately 2 million rentable square foot portfolio with Healthpeak.

The renewal provides for an average of 8+ years of additional term following the original expiration dates of the current leases, which are primarily in 2026, 2027, and 2028 ("Original Expiration"), extending CommonSpirit's pro forma weighted average lease term from July 2027 to December 2035. Following the Original Expiration, CommonSpirit's base rent will increase and annual contractual lease escalators will increase from 2.5% to 3.0%. Beginning on the Original Expiration, CommonSpirit has the right to renew some or all of the remaining 10% of its rentable square feet on similar terms including an increase in base rent and 3.0% annual contractual lease escalators.

SHARE REPURCHASE ACTIVITY

Healthpeak repurchased 4.6 million shares at a weighted average share price of $19.09 for an aggregate total of $88 million from the beginning of the second quarter through and including July 25, 2024.

Year-to-date 2024, Healthpeak has repurchased 10.5 million shares at a weighted average share price of $17.98 for $188 million.

In July 2024, the Board replaced Healthpeak's existing share repurchase authorization with a new $500 million share repurchase authorization effective through July 2026. The shares may be repurchased through various methods, including in the open market at Healthpeak's discretion and subject to market conditions, regulatory requirements, and other customary conditions.

DEVELOPMENT UPDATES

NEW OUTPATIENT MEDICAL DEVELOPMENTS

During the second quarter, Healthpeak added two outpatient developments to its program with HCA. Total development costs are $53 million with stabilized cash yields in the mid-7% range.

- **Brandon Medical Center:** $27 million, 72,000 square foot Class A outpatient medical building located on HCA's Brandon Regional Hospital campus, a 479-bed acute care hospital in Tampa, Florida. HCA affiliates have pre-leased 70% of the development for graduate medical education and clinical outpatient services.
- **Pooler Medical Center:** $26 million, 63,000 square foot Class A build-to-suit outpatient medical building in Savannah, Georgia. Affiliates of HCA will lease 100% of the development for nurse education and clinical outpatient services.

  The Pooler development is Healthpeak's second HCA development in the Savannah market. The previously announced 70,000 square foot development on HCA's Memorial Health University Medical Center began construction in 2022 and is expected to deliver during the second half of 2024.

VANTAGE LAB CAMPUS

During the second quarter 2024, Healthpeak placed 23,000 square feet of fully-occupied space into service at Vantage in South San Francisco, California, bringing occupancy at the campus to 52%. The remaining 166,000 square feet at the campus is under construction with an expected initial occupancy in mid-2025.

BUFORD OUTPATIENT BUILDING

During the second quarter 2024, Healthpeak placed Northside Medical Buford into service. The $38 million, 97,000 square foot outpatient development is located in Buford, a northern suburb of Atlanta. The building is 100% leased and anchored by Northside Hospital, a leading health system in Atlanta. The building includes an orthopedic-anchored ambulatory surgery center, and other outpatient services including cardiology, medical oncology, imaging, primary care, and urgent care. Healthpeak owns the building in a 57% / 43% joint venture with Northside Hospital affiliated physicians. Healthpeak holds development rights to an additional outpatient building on an adjacent land parcel.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY

Recent sustainability and corporate impact achievements include:

- Published 13th annual Corporate Impact Report, covering environmental, social, and governance initiatives and performance and community and stakeholder impact
- Reported 36% cumulative green building certification in 2023 throughout our portfolio, including 6.4 million square feet of LEED-certified space
- Named a constituent in the FTSE4Good Index for the 13th consecutive year
- Committed to the United Nations ("UN") Women's Empowerment Principles
- Aligned our human rights policy with the UN Guiding Principles on Business and Human Rights and the UN Universal Declaration of Human Rights

To learn more about Healthpeak's commitment to responsible business, please visit www.healthpeak.com/corporate-impact.

DIVIDEND

On July 24, 2024, Healthpeak's Board declared a quarterly common stock cash dividend of $0.30 per share to be paid on August 16, 2024, to stockholders of record as of the close of business on August 5, 2024.

2024 GUIDANCE

We are updating the following guidance ranges for full year 2024:

- Diluted earnings per common share from $0.16 – $0.20 to $0.27 – $0.31
- Diluted Nareit FFO per share from $1.56 – $1.60 to $1.59 – $1.63
- Diluted FFO as Adjusted per share from $1.76 – $1.80 to $1.77 – $1.81
- Diluted AFFO per share from $1.53 – $1.57 to $1.54 – $1.58
- Total Merger-Combined Same-Store Cash (Adjusted) NOI growth from 2.50% – 4.00% to 2.75% – 4.25%

These estimates are based on our view of existing market conditions, transaction timing, and other assumptions for the year ending December 31, 2024. For additional details and assumptions, please see page 13 in our corresponding Supplemental Report and the Discussion and Reconciliation of Non-GAAP Financial Measures, both of which are available in the Investor Relations section of our website at http://ir.healthpeak.com.

CONFERENCE CALL INFORMATION

Healthpeak has scheduled a conference call and webcast for Friday, July 26, 2024, at 8:00 a.m. Mountain Time.

The conference call can be accessed in the following ways:

- Healthpeak's website: https://ir.healthpeak.com/news-events
- Webcast: https://events.q4inc.com/attendee/861116449. Joining via webcast is recommended for those who will not be asking questions.
- Telephone: The participant dial-in number is (800) 715-9871.

An archive of the webcast will be available on Healthpeak's website through July 25, 2025, and a telephonic replay can be accessed through August 2, 2024, by dialing (800) 770-2030 and entering conference ID number 95156.

ABOUT HEALTHPEAK

Healthpeak Properties, Inc. is a fully integrated real estate investment trust (REIT) and S&P 500 company. Healthpeak owns, operates and develops high-quality real estate focused on healthcare discovery and delivery.

FORWARD-LOOKING STATEMENTS

Statements contained in this release that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements regarding our and our officers' intent, belief or expectation as identified by the use of words such as "may," "will," "project," "expect," "believe," "intend," "anticipate," "seek," "target," "forecast," "plan," "potential," "estimate," "could," "would," "should" and other comparable and derivative terms or the negatives thereof. Examples of forward-looking statements include, among other things: (i) statements regarding timing, outcomes and other details relating to current, pending or contemplated acquisitions, dispositions, developments, redevelopments, joint venture transactions, leasing activity and commitments, financing activities, or other transactions discussed in this release, including statements regarding our anticipated synergies from our merger with Physicians Realty Trust; (ii) the payment of a quarterly cash dividend; and (iii) the information presented under the heading "2024 Guidance." Pending acquisitions, dispositions, joint venture transactions, leasing activity, and financing activity, including those subject to binding agreements, remain subject to closing conditions and may not be completed within the anticipated timeframes or at all. Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations. While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained. Further, we cannot guarantee the accuracy of any such forward-looking statement contained in this release, and such forward-looking statements are subject to known and unknown risks and uncertainties that are difficult to predict. These risks and uncertainties include, but are not limited to: macroeconomic trends, including inflation, interest rates, construction and labor costs, and unemployment; risks associated with our merger with Physicians Realty Trust (the "Merger"), including, but not limited to, our ability to integrate the operations of the Company and Physicians Realty Trust successfully and realize the anticipated synergies and other benefits of the Merger or do so within the anticipated time frame; changes within the industries in which we operate; significant regulation, funding requirements, and uncertainty faced by our lab tenants; factors adversely affecting our tenants', operators', or borrowers' ability to meet their financial and other contractual obligations to us; the insolvency or bankruptcy of one or more of our major tenants, operators, or borrowers; our concentration of real estate investments in the healthcare property sector, which makes us more vulnerable to a downturn in that specific sector than if we invested across multiple sectors; the illiquidity of real estate investments; our ability to identify and secure new or replacement tenants and operators; our property development, redevelopment, and tenant improvement risks, including project abandonments, project delays, and lower profits than expected; the ability of the hospitals on whose campuses our outpatient medical buildings are located and their affiliated healthcare systems to remain competitive or financially viable; our ability to develop, maintain, or expand hospital and health system client relationships; operational risks associated with third-party management contracts, including the additional regulation and liabilities of our properties operated through structures permitted by the Housing and Economic Recovery Act of 2008, which includes most of the provisions previously proposed in the REIT Investment Diversification and Empowerment Act of 2007 (commonly referred to as "RIDEA"); economic conditions, natural disasters, weather, and other conditions that negatively affect geographic areas where we have concentrated investments; uninsured or underinsured losses, which could result in significant losses and/or performance declines by us or our tenants and operators; our use of joint ventures that may limit our returns on and our flexibility with jointly owned investments; our use of fixed rent escalators, contingent rent provisions, and/or rent escalators based on the Consumer Price Index; competition for suitable healthcare properties to grow our investment portfolio; our ability to foreclose or exercise rights on collateral securing our real estate-related loans; any requirement that we recognize reserves, allowances, credit losses, or impairment charges; investment of substantial resources and time in transactions that are not consummated; our ability to successfully integrate or operate acquisitions; the potential impact on us and our tenants, operators, and borrowers from litigation matters, including rising liability and insurance costs; environmental compliance costs and liabilities associated with our real estate investments; our ability to satisfy environmental, social and governance and sustainability commitments and requirements, as well as stakeholder expectations; epidemics, pandemics, or other infectious diseases, including the coronavirus disease (Covid), and health and safety measures intended to reduce their spread; human capital risks, including the loss or limited availability of our key personnel; our reliance on information technology systems and any material failure, inadequacy, interruption, or security failure of that technology; volatility, disruption, or uncertainty in the financial markets; increased borrowing costs, including due to rising interest rates; cash available for distribution to stockholders and our ability to make dividend distributions at expected levels; the availability of external capital on acceptable terms or at all, including due to rising interest rates, changes in our credit ratings and the value of our common stock, bank failures or other events affecting financial institutions and other factors; our ability to manage our indebtedness level and covenants in and changes to the terms of such indebtedness; the failure of our tenants, operators, and borrowers to comply with federal, state, and local laws and regulations, including resident health and safety requirements, as well as licensure, certification, and inspection requirements; required regulatory approvals to transfer our senior housing properties; compliance with the Americans with Disabilities Act and fire, safety, and other regulations; laws or regulations prohibiting eviction of our tenants; the requirements of, or changes to, governmental reimbursement programs such as Medicare or Medicaid; legislation to address federal government operations and administrative decisions affecting the Centers for Medicare and Medicaid Services; our participation in the Coronavirus, Aid, Relief and Economic Security Act Provider Relief Fund and other Covid-related stimulus and relief programs; our ability to maintain our qualification as a real estate investment trust ("REIT"); our taxable REIT subsidiaries being subject to corporate level tax; tax imposed on any net income from "prohibited transactions"; changes to U.S. federal income tax laws, and potential deferred and contingent tax liabilities from corporate acquisitions; calculating non-REIT tax earnings and profits distributions; ownership limits in our charter that restrict ownership in our stock; provisions of Maryland law and our charter that could prevent a transaction that may otherwise be in the interest of our stockholders; conflicts of interest between the interests of our stockholders and the interests of holders of Healthpeak OP, LLC ("Healthpeak OP") common units; provisions in the operating agreement of Healthpeak OP and other agreements that may delay or prevent unsolicited acquisitions and other transactions; our status as a holding company of Healthpeak OP; and other risks and uncertainties described from time to time in our Securities and Exchange Commission filings.

Moreover, other risks and uncertainties of which we are not currently aware may also affect our forward-looking statements, and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by us on our website or otherwise. We do not undertake any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Healthpeak Properties, Inc.

Consolidated Balance Sheets

In thousands, except share and per share data

	June 30, 2024	December 31, 2023
Assets		
Real estate:		
Buildings and improvements	$ 16,448,690	$ 13,329,464
Development costs and construction in progress	739,318	643,217
Land and improvements	3,005,974	2,647,633
Accumulated depreciation and amortization	(3,796,108)	(3,591,951)
Net real estate	16,397,874	13,028,363
Loans receivable, net of reserves of $9,143 and $2,830	275,478	218,450
Investments in and advances to unconsolidated joint ventures	927,204	782,853
Accounts receivable, net of allowance of $2,751 and $2,282	59,658	55,820
Cash and cash equivalents	106,886	117,635
Restricted cash	52,409	51,388
Intangible assets, net	1,076,087	314,156
Assets held for sale, net	—	117,986
Right-of-use asset, net	440,558	240,155
Other assets, net	843,554	772,044
Total assets	**$ 20,179,708**	**$ 15,698,850**
Liabilities and Equity		
Bank line of credit and commercial paper	$ 25,000	$ 720,000
Term loans	1,645,456	496,824
Senior unsecured notes	6,551,155	5,403,378
Mortgage debt	381,416	256,097
Intangible liabilities, net	227,370	127,380
Liabilities related to assets held for sale, net	—	729
Lease liability	313,469	206,743
Accounts payable, accrued liabilities, and other liabilities	709,219	657,196
Deferred revenue	907,852	905,633
Total liabilities	**$ 10,760,937**	**$ 8,773,980**
Commitments and contingencies		
Redeemable noncontrolling interests	1,433	48,828
Common stock, $1.00 par value: 1,500,000,000 and 750,000,000 shares authorized; 700,316,807 and 547,156,311 shares issued and outstanding	700,317	547,156
Additional paid-in capital	12,859,567	10,405,780
Cumulative dividends in excess of earnings	(4,844,683)	(4,621,861)
Accumulated other comprehensive income (loss)	42,297	19,371
Total stockholders' equity	8,757,498	6,350,446
Joint venture partners	324,681	310,998
Non-managing member unitholders	335,159	214,598
Total noncontrolling interests	659,840	525,596
Total equity	**$ 9,417,338**	**$ 6,876,042**
Total liabilities and equity	**$ 20,179,708**	**$ 15,698,850**

Healthpeak Properties, Inc.

Consolidated Statements of Operations
In thousands, except per share data

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Revenues:				
Rental and related revenues	$ 546,781	$ 409,967	$ 1,008,814	$ 802,398
Resident fees and services	140,891	130,184	279,667	257,268
Interest income and other	7,832	5,279	13,583	11,442
Total revenues	695,504	545,430	1,302,064	1,071,108
Costs and expenses:				
Interest expense	74,910	49,074	135,817	97,037
Depreciation and amortization	283,498	197,573	502,717	376,798
Operating	273,827	221,837	517,556	444,925
General and administrative	26,718	25,936	50,017	50,483
Transaction and merger-related costs	7,759	637	114,979	3,062
Impairments and loan loss reserves (recoveries), net	(553)	2,607	10,905	394
Total costs and expenses	666,159	497,664	1,331,991	972,699
Other income (expense):				
Gain (loss) on sales of real estate, net	122,044	4,885	125,299	86,463
Other income (expense), net	4,004	1,955	82,520	2,727
Total other income (expense), net	126,048	6,840	207,819	89,190
Income (loss) before income taxes and equity income (loss) from unconsolidated joint ventures	**155,393**	**54,606**	**177,892**	**187,599**
Income tax benefit (expense)	(2,728)	(1,136)	(16,426)	(1,438)
Equity income (loss) from unconsolidated joint ventures	51	2,729	2,427	4,545
Net income (loss)	**152,716**	**56,199**	**163,893**	**190,706**
Noncontrolling interests' share in earnings	(6,669)	(4,300)	(11,170)	(19,855)
Net income (loss) attributable to Healthpeak Properties, Inc.	**146,047**	**51,899**	**152,723**	**170,851**
Participating securities' share in earnings	(214)	(149)	(414)	(1,402)
Net income (loss) applicable to common shares	**$ 145,833**	**$ 51,750**	**$ 152,309**	**$ 169,449**
Earnings (loss) per common share:				
Basic	$ 0.21	$ 0.09	$ 0.23	$ 0.31
Diluted	$ 0.21	$ 0.09	$ 0.23	$ 0.31
Weighted average shares outstanding:				
Basic	702,382	547,026	651,642	546,936
Diluted	703,268	547,294	652,113	547,204

Healthpeak Properties, Inc.

Funds From Operations

In thousands, except per share data

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Six Months Ended June 30, 2024	Six Months Ended June 30, 2023
Net income (loss) applicable to common shares	**$ 145,833**	**$ 51,750**	**$ 152,309**	**$ 169,449**
Real estate related depreciation and amortization	283,498	197,573	502,717	376,798
Healthpeak's share of real estate related depreciation and amortization from unconsolidated joint ventures	11,621	5,893	20,393	11,887
Noncontrolling interests' share of real estate related depreciation and amortization	(4,732)	(4,685)	(9,174)	(9,470)
Loss (gain) on sales of depreciable real estate, net	(122,044)	(4,885)	(125,299)	(86,463)
Noncontrolling interests' share of gain (loss) on sales of depreciable real estate, net	—	—	—	11,546
Loss (gain) upon change of control, net[1]	(198)	(234)	(77,978)	(234)
Taxes associated with real estate dispositions[2]	49	—	11,657	—
Nareit FFO applicable to common shares	314,027	245,412	474,625	473,513
Distributions on dilutive convertible units and other	4,583	2,342	5,281	4,687
Diluted Nareit FFO applicable to common shares	**$ 318,610**	**$ 247,754**	**$ 479,906**	**$ 478,200**
Diluted Nareit FFO per common share	**$ 0.44**	**$ 0.45**	**$ 0.72**	**$ 0.86**
Weighted average shares outstanding - Diluted Nareit FFO	717,797	554,584	661,999	554,494
Impact of adjustments to Nareit FFO:				
Transaction and merger-related items[3]	$ 3,369	$ 581	$ 106,198	$ 2,944
Other impairments (recoveries) and other losses (gains), net[4]	(553)	2,432	11,300	1,159
Restructuring and severance-related charges[4]	—	1,368	—	1,368
Casualty-related charges (recoveries), net[5]	(1,204)	(591)	(1,204)	(243)
Total adjustments	1,612	3,790	116,294	5,228
FFO as Adjusted applicable to common shares	315,639	249,202	590,919	478,741
Distributions on dilutive convertible units and other	4,581	2,338	6,960	4,680
Diluted FFO as Adjusted applicable to common shares	**$ 320,220**	**$ 251,540**	**$ 597,879**	**$ 483,421**
Diluted FFO as Adjusted per common share	**$ 0.45**	**$ 0.45**	**$ 0.90**	**$ 0.87**
Weighted average shares outstanding - Diluted FFO as Adjusted	717,797	554,584	664,325	554,494

(1) The six months ended June 30, 2024 includes a gain upon change of control related to the sale of a 65% interest in two lab buildings in San Diego, California. The gain upon change of control is included in other income (expense), net in the Consolidated Statements of Operations.

(2) The six months ended June 30, 2024 includes non-cash income tax expense related to the sale of a 65% interest in two lab buildings in San Diego, California.

(3) The three and six months ended June 30, 2024 includes costs related to the Merger, which are primarily comprised of advisory, legal, accounting, tax, post-combination severance and stock compensation expense, and other costs of combining operations with Physicians Realty Trust that were incurred during the period. These costs were partially offset by termination fee income of $4 million and $9 million for the three and six months ended June 30, 2024, respectively, associated with Graphite Bio, Inc., which later merged with LENZ Therapeutics, Inc. in March 2024, for which the lease terms were modified to accelerate expiration of the lease to December 2024. Termination fee income is included in rental and related revenues on the Consolidated Statements of Operations.

(4) The three and six months ended June 30, 2024 and 2023 includes reserves and (recoveries) for expected loan losses recognized in impairments and loan loss reserves (recoveries), net in the Consolidated Statements of Operations.

(5) Casualty-related charges (recoveries), net are recognized in other income (expense), net and equity income (loss) from unconsolidated joint ventures in the Consolidated Statements of Operations.

Healthpeak Properties, Inc.

Adjusted Funds From Operations
In thousands, except per share data

	Three Months Ended June 30,		Six Months Ended June 30,	
	2024	2023	2024	2023
FFO as Adjusted applicable to common shares	$ 315,639	$ 249,202	$ 590,919	$ 478,741
Stock-based compensation amortization expense	4,814	4,245	8,180	7,532
Amortization of deferred financing costs and debt discounts (premiums)	7,317	2,954	11,840	5,774
Straight-line rents[1]	(10,453)	(4,683)	(22,545)	(5,431)
AFFO capital expenditures	(35,718)	(19,444)	(53,235)	(42,233)
Deferred income taxes	1,021	(242)	1,745	(503)
Amortization of above (below) market lease intangibles, net	(8,086)	(8,838)	(15,437)	(14,641)
Other AFFO adjustments	(2,169)	(2,339)	(3,667)	(730)
AFFO applicable to common shares	272,365	220,855	517,800	428,509
Distributions on dilutive convertible units and other	4,582	2,342	6,799	4,686
Diluted AFFO applicable to common shares	**$ 276,947**	**$ 223,197**	**$ 524,599**	**$ 433,195**
Diluted AFFO per common share	**$ 0.39**	**$ 0.40**	**$ 0.79**	**$ 0.78**
Weighted average shares outstanding - Diluted AFFO	717,797	554,584	663,975	554,494

(1) The six months ended June 30, 2023 includes an $8.7 million write-off of straight-line rent receivable associated with Sorrento Therapeutics, Inc., which commenced voluntary reorganization proceedings under Chapter 11 of the U.S. Bankruptcy Code. This activity is reflected as a reduction of rental and related revenues in the Consolidated Statements of Operations.

2024 Guidance Information[1]

Bolded items represent updates from previous Guidance ranges and assumptions

Projected full year 2024, dollars in millions, except per share amounts

	FY 2024 Guidance July 25, 2024	FY 2024 Guidance April 25, 2024
2024 Guidance Ranges and Supplemental Information		
Diluted earnings per common share	**$0.27 – $0.31**	$0.16 – $0.20
Diluted Nareit FFO per common share	**$1.59 – $1.63**	$1.56 – $1.60
Diluted FFO as adjusted per common share	**$1.77 – $1.81**	$1.76 – $1.80
Diluted AFFO per common share	**$1.54 – $1.58**	$1.53 – $1.57
Total Year-Over-Year Merger-Combined Same-Store Cash (Adjusted) NOI Growth[2]	**2.75% – 4.25%**	2.50% – 4.00%
Other Key Assumptions		
General and administrative (excl. restructuring and severance-related charges)	$95 – $105	$95 - $105
Interest expense (net of capitalized interest)	**$290 - $320**	$300 - $330
Sources and Uses[3]		
Term loan	$750	$750
Sales / joint venture proceeds	**$1,238**	$365
Seller financing / loan repayments	$70 – $120	$70 – $120
Retained earnings	$230 – $280	$230 – $280
Total Sources	**$2,288 - $2,388**	$1,415 - $1,515
Development, redevelopment and revenue enhancing capex[4]	$600 – $700	$600 – $700
Share repurchase	**$188 – $300**	$100 – $300
Debt repayments	**$892 – $730**	$525 – $275
Seller financing	**$418**	$—
Other / transaction costs	$190 – $240	$190 – $240
Total Uses	**$2,288 - $2,388**	$1,415 - $1,515

(1) Reconciliations, definitions, and important discussions regarding the usefulness and limitations of the non-GAAP financial measures used in this Supplemental Report can be found in the Glossary herein and the Discussion and Reconciliation of Non-GAAP Financial Measures at https://ir.healthpeak.com/quarterly-results. The contents of this Earnings Release and Supplemental Report are unaudited and totals may not add due to rounding. Throughout this Supplemental Report, segments, NOI, and other key performance metrics are inclusive of our share in unconsolidated JVs and exclusive of noncontrolling interest share in consolidated JVs. See the Glossary herein and the Discussion and Reconciliation of Non-GAAP Financial Measures for further information, including how pro rata information is derived and the limits of such data.

(2) Merger-Combined Same-Store Guidance for Total Portfolio and Outpatient Medical includes properties acquired through the merger with Physicians Realty Trust as though the properties that meet our same-store definition had been owned for all of 2023 and 2024.

(3) High level cash sources and uses; excludes equity issued in merger and $1.9 billion of debt assumed in merger.

(4) Includes our share of unconsolidated JVs.

Portfolio Summary

As of and for the quarter ended June 30, 2024, dollars and square feet in thousands

	Property Count	Capacity[1]	Occupancy %[2]	Portfolio Investment	Portfolio Cash Real Estate Revenues	Portfolio Cash Operating Expenses	Interest Income	Portfolio Income
Operating Portfolio								
Outpatient Medical	579	39,702 Sq. Ft.	92.1	$ 10,970,968	$ 317,976	$ (109,886)	$ —	$ 208,090
Lab	120	10,031 Sq. Ft.	95.4	8,072,631	205,547	(58,476)	—	147,070
CCRC[3]	15	7,061 Units	85.4	2,414,978	140,890	(107,207)	—	33,683
SWF SH JVs	19	3,354 Units	78.9	473,467	21,360	(15,546)	—	5,814
	733			**$ 21,932,043**	**$ 685,774**	**$ (291,116)**	**$ —**	**$ 394,657**
Developments & Redevelopments[4]								
Outpatient Medical	6	457 Sq. Ft.	—	$ 81,294	$ —	$ —	$ —	$ —
Lab	19	1,305 Sq. Ft.	—	1,022,673	—	—	—	—
	25			**$ 1,103,967**	**$ —**	**$ —**	**$ —**	**$ —**
Land held for development								
Outpatient Medical	—	—	—	$ 4,676	$ —	$ —	$ —	$ —
Lab	—	—	—	722,419	—	—	—	—
CCRC	—	—	—	3,494	—	—	—	—
	—			**$ 730,590**	**$ —**	**$ —**	**$ —**	**$ —**
Debt Investments								
Seller financing	—	—	—	$ 105,527	$ —	$ —	$ 3,222	$ 3,222
Development and other loans	—	—	—	125,749	—	—	3,657	3,657
	—			**$ 231,276**	**$ —**	**$ —**	**$ 6,878**	**$ 6,878**
Total								
Outpatient Medical	585	40,159 Sq. Ft.	—	$ 11,056,938	$ 317,976	$ (109,886)	$ —	$ 208,090
Lab	139	11,335 Sq. Ft.	—	9,817,723	205,547	(58,476)	—	147,070
CCRC[3]	15	7,061 Units	—	2,418,473	140,890	(107,207)	—	33,683
Other	19	3,354 Units	—	704,743	21,360	(15,546)	6,878	12,692
	758			**$ 23,997,877**	**$ 685,774**	**$ (291,116)**	**$ 6,878**	**$ 401,536**

(1) Total Portfolio Capacity includes estimated capacity upon the completion of Development and Redevelopment projects.

(2) Occupancy for Outpatient Medical and Lab is calculated as of the end of the period presented and is based on square feet. Occupancy for CCRC and Other is calculated based on the most recent three-month average available and is based on units. Occupancy excludes assets held for sale and assets in development or redevelopment.

(3) Portfolio Investment in the table represents Gross Portfolio Investment. Net of the related $826.3 million of liabilities for Non-Refundable Entrance Fees ("NREFs") and refundable Entrance Fees, Net Portfolio Investment would be $1.6 billion.

(4) Includes Construction in Process ("CIP") and buildings or portions of buildings placed in Redevelopment. Portfolio Income for Redevelopments is reflected in the Operating Portfolio section above.

Merger-Combined Same-Store[(1)]

As of June 30, 2024, dollars and square feet in thousands

MERGER-COMBINED SAME-STORE

	Three-Month Same-Store						
	2Q23	3Q23	4Q23	1Q24	2Q24	Year-Over-Year Growth	Sequential Growth
Total Merger-Combined Same-Store							
Same-Store Cash Real Estate Revenues	$ 592,479	$ 606,604	$ 601,885	$ 608,759	$ 616,559	4.1%	1.3%
Same-Store Cash Operating Expenses	(250,456)	(261,415)	(253,954)	(255,620)	(259,266)	3.5%	1.4%
Same-Store Cash (Adjusted) NOI	**$ 342,023**	**$ 345,188**	**$ 347,930**	**$ 353,139**	**$ 357,293**	**4.5%**	**1.2%**
Outpatient Medical							
Property Count	569	569	569	569	569		
Square Feet	39,073	38,509	39,081	39,047	39,048		
Occupancy %	92.0	92.0	92.2	92.0	92.2	20 bps	20 bps
Same-Store Cash Real Estate Revenues	$ 295,750	$ 302,741	$ 297,624	$ 300,620	$ 303,813	2.7%	1.1%
Same-Store Cash Operating Expenses	(101,098)	(105,468)	(99,562)	(101,576)	(103,216)	2.1%	1.6%
Same-Store Cash (Adjusted) NOI	**$ 194,652**	**$ 197,273**	**$ 198,063**	**$ 199,043**	**$ 200,597**	**3.1%**	**0.8%**
Lab							
Property Count	112	112	112	112	112		
Square Feet	8,755	8,755	8,755	8,755	8,755		
Occupancy %	97.2	96.9	96.4	95.7	95.3	-190 bps	-40 bps
Same-Store Cash Real Estate Revenues	$ 166,729	$ 170,260	$ 168,177	$ 169,661	$ 172,162	3.3%	1.5%
Same-Store Cash Operating Expenses	(47,420)	(51,712)	(48,037)	(49,048)	(49,283)	3.9%	0.5%
Same-Store Cash (Adjusted) NOI	**$ 119,309**	**$ 118,548**	**$ 120,140**	**$ 120,613**	**$ 122,879**	**3.0%**	**1.9%**
CCRC							
Property Count	15	15	15	15	15		
Units	7,100	7,100	7,085	7,076	7,049		
Occupancy %	83.4	83.9	84.9	85.2	85.4	200 bps	20 bps
Same-Store Cash Real Estate Revenues	$ 129,999	$ 133,603	$ 136,083	$ 138,478	$ 140,584	8.1%	1.5%
Same-Store Cash Operating Expenses	(101,938)	(104,236)	(106,356)	(104,995)	(106,767)	4.7%	1.7%
Same-Store Cash (Adjusted) NOI	**$ 28,062**	**$ 29,367**	**$ 29,727**	**$ 33,483**	**$ 33,817**	**20.5%**	**1.0%**

(1) Same-Store presented combines properties from both Healthpeak and Physicians Realty Trust as though the properties that meet our same-store definition had been owned for all of 2023 and 2024. See the Glossary for our Merger-Combined Same-Store definition.

Capitalization and Debt Ratios

Dollars and shares in thousands, except price per share data

TOTAL CAPITALIZATION

	June 30, 2024				
	Shares		Price		Total Value
Common stock (NYSE: DOC)	700,317	$	19.60	$	13,726,213
Convertible partnership and OP units	13,734		19.60		269,186
Total Market Equity	**714,051**			**$**	**13,995,399**
Consolidated Debt					8,603,027
Total Market Equity and Consolidated Debt	**714,051**			**$**	**22,598,426**
Share of unconsolidated JV debt					189,365
Total Market Equity and Enterprise Debt	**714,051**			**$**	**22,787,791**

DEBT RATIOS

	Three Months Ended June 30, 2024
Net Debt to Adjusted EBITDAre	5.2x
Floating Rate Debt %	1.1%
Net Floating Rate Debt %[1]	0%
Adjusted Fixed Charge Coverage	4.3x
Financial Leverage	35.2%
Secured Debt Ratio	2.3%

FINANCIAL COVENANTS[2]

	Bank Line of Credit	
	Requirement	Actual Compliance
Leverage Ratio	No greater than 60%	36%
Secured Debt Ratio	No greater than 40%	2%
Unsecured Leverage Ratio	No greater than 60%	39%
Fixed Charge Coverage Ratio (12 months)	No less than 1.50x	4.6x
Tangible Net Worth ($ billions)	No less than $7.7B	$13.6B

LIQUIDITY

		June 30, 2024
Cash and Cash Equivalents	$	106,886
Availability under Credit Facility		3,000,000
Less: Commercial Paper Borrowings		(25,000)
Total Liquidity as of June 30, 2024	**$**	**3,081,886**

CREDIT RATINGS (SENIOR UNSECURED DEBT)

Moody's	Baa1 (Stable)
S&P Global	BBB+ (Stable)

(1) Net floating rate debt is also net of variable rate loans receivable.
(2) Calculated based on the definitions contained in the credit agreement, which may differ from similar terms used within the Debt Ratios section above.

Indebtedness

As of June 30, 2024, dollars in thousands

DEBT MATURITIES AND SCHEDULED PRINCIPAL REPAYMENTS (AMORTIZATION)

		Term Loans		Senior Unsecured Notes		Mortgage Debt				Enterprise Debt	
	Bank LOC, Commercial Paper[1]	Amounts	Rate %[2]	Amounts	Rate %[2]	Amounts	Rate %[2]	Consolidated Debt	Share of Unconsolidated JV Debt[3]	Amounts	Rate %[2]
2024	$ —	$ —	—	$ —	—	$ 28,564	7.22	$ 28,564	$ 18,932	$ 47,496	7.61
2025	—	—	—	800,000	3.92	3,684	4.01	803,684	90,172	893,856	4.37
2026	25,000	—	—	650,000	3.40	344,999	4.90	1,019,999	85,844	1,105,843	4.03
2027	—	500,000	3.76	850,000	3.23	842	5.57	1,350,842	—	1,350,842	3.43
2028	—	400,000	4.44	850,000	3.53	2,775	5.30	1,252,775	—	1,252,775	3.83
2029	—	750,000	4.66	650,000	3.65	—	—	1,400,000	—	1,400,000	4.19
2030	—	—	—	750,000	3.14	—	—	750,000	—	750,000	3.14
2031	—	—	—	1,100,000	4.12	—	—	1,100,000	—	1,100,000	4.12
2032	—	—	—	750,000	5.49	—	—	750,000	—	750,000	5.49
2033	—	—	—	—	—	—	—	—	—	—	—
Thereafter	—	—	—	300,000	6.87	—	—	300,000	—	300,000	6.87
	$ 25,000	**$1,650,000**		**$ 6,700,000**		**$ 380,864**		**$ 8,755,864**	**$ 194,947**	**$ 8,950,811**	
Premium, (discounts), and debt Issuance costs, net	—	(4,544)		(148,845)		552		(152,837)	(5,582)	(158,420)	
	$ 25,000	**$1,645,456**		**$ 6,551,155**		**$ 381,416**		**$ 8,603,027**	**$ 189,365**	**$ 8,792,392**	
Weighted average interest rate %[2]	5.52	4.33		3.96		5.07		4.09	6.09	4.13	
Weighted average maturity in years	1.6	3.9		5.1		2.1		4.7	1.6	4.7	

(1) The Company has a $3.0 billion unsecured revolving line of credit facility (the "Revolving Facility") that matures on January 20, 2026 and contains two six-month extension options. It accrues interest at SOFR plus 85 basis points and incurs an annual facility fee of 15 basis points, based on our current unsecured credit rating. Commercial paper borrowings are backstopped by the Revolving Facility. As such, we calculate the weighted average remaining term of our commercial paper borrowings using the maturity date of the Revolving Facility.

(2) Represents the weighted-average interest rate as of the end of the applicable period, including amortization of debt premiums (discounts) and debt issuance costs.

(3) Reflects pro rata share of mortgage debt in our unconsolidated JVs.

Investment Summary

As of and for the six months ended June 30, 2024, dollars and square feet in thousands

INVESTMENT SUMMARY

		Three Months Ended June 30, 2024		Six Months Ended June 30, 2024
Development fundings		62,538		108,167
Redevelopment fundings		24,273		51,731
Total	**$**	**86,811**	**$**	**159,898**

DISPOSITIONS[1]

	Quarter	Capacity (Sq. Ft.)	Property Count	Property Type		Sales Price	Capitalization Rate
San Diego, CA[2]	1Q24	185	2	Lab	$	153,319	
Various OM (AZ, TX)	1Q24	164	2	Outpatient Medical		29,250	
Poway, CA	2Q24	702	7	Lab		180,000	
Various OM (CA, OR, NC, NE)	2Q24	527	11	Outpatient Medical		178,798	
Total			**22**		**$**	**541,367**	**6.1%**

(1) Subsequent to June 30, 2024, Healthpeak closed on one transaction totaling $674.3 million. See the Earnings Release herein for further information.

(2) Healthpeak sold a 65% interest in Callan Ridge development campus. The formation of the joint venture valued Callan Ridge at $236 million, or $1,275 per square foot, and represents a stabilized cash capitalization rate of 5.3% based on the initial annual rental rate of approximately $67 per square foot. At closing, net proceeds to Healthpeak were $128 million.


10001
NEW YORK

The Post
Boston, MA

Developments and Redevelopments

As of June 30, 2024, dollars and square feet in thousands; includes JV project dollars at share

DEVELOPMENT PROJECTS IN PROCESS

Project[1]	MSA	Property Type	Property Count		CIP		Cost to Complete		Estimated Total at Completion	Total Project Capacity (Sq. Ft.)	% of Total Project Leased	Initial Occupancy	Projected Stabilized Cash Yield
Vantage - Phase I[2]	San Francisco, CA	Lab	1	$	166,820	$	41,180	$	208,000	166	— [2]	2Q25	6.25% - 6.75%
Gateway at Directors Science Park	San Diego, CA	Lab	1		121,658		1,342		123,000	163	—	2Q25	8.25% - 8.75%
Callan Ridge[3]	San Diego, CA	Lab	2		39,916		11,184		51,100	185	100	3Q25	8.75% - 9.25%
Dunwoody	Atlanta, GA	Outpatient Medical	1		25,895		7,105		33,000	60	100	3Q24	5.75% - 6.25%
Savannah	Savannah, GA	Outpatient Medical	1		23,159		7,841		31,000	70	58	4Q24	5.50% - 6.00%
Galen Aurora	Denver, CO	Outpatient Medical	1		17,452		22,549		40,000	72	100	2Q25	5.50% - 6.00%
McKinney	Dallas, TX	Outpatient Medical	1		8,274		41,725		50,000	120	62	2Q25	7.25% - 7.75%
Brandon	Tampa, FL	Outpatient Medical	1		1,901		25,099		27,000	72	70	3Q25	7.25% - 7.75%
Pooler	Savannah, GA	Outpatient Medical	1		966		25,034		26,000	63	100	3Q25	7.25% - 7.75%
Total			**10**	**$**	**406,041**	**$**	**183,059**	**$**	**589,100**	**970**	**56**		

REDEVELOPMENT PROJECTS IN PROCESS

Project[4]	MSA	Property Type	Property Count		CIP		Cost to Complete		Estimated Total at Completion	Estimated Completion Date
Portside at Oyster Point[5]	San Francisco, CA	Lab	3	$	17,301	$	87,699	$	105,000	1Q25 - 1Q28
Pointe Grand[6]	San Francisco, CA	Lab	6		29,086		70,914		100,000	3Q24 - 4Q25
Directors Science Park	San Diego, CA	Lab	3		3,591		22,409		26,000	2Q25 - 4Q25
Other Redevelopments	San Francisco, CA	Lab	3		13,456		19,544		33,000	1Q25 - 4Q25
Total			**15**	**$**	**63,434**	**$**	**200,566**	**$**	**264,000**	

(1) During the quarter, Buford totaling 97,000 square feet was completed and placed in service. The project is part of a 56.7% Healthpeak / 43.3% partner joint venture.
(2) Total project capacity and Development costs for Vantage - Phase I are 343,000 square feet and $438 million, respectively, including 154,000 square feet / $201 million placed in service in 4Q23. 23,000 square feet / $29 million were placed in service in 2Q24. During the quarter, Vantage - Phase I generated non-stabilized Portfolio Cash (Adjusted) NOI of $2.4 million. 178,000 square feet of Vantage - Phase I has been fully leased and placed into service. In total, Vantage - Phase I development is 52% leased.
(3) In January 2024, Healthpeak formed a 65% Breakthrough / 35% Healthpeak joint venture for the two Callan Ridge properties. Cash rental payments for the first building commenced July 2023 and cash rental payments for the second building began July 2024. Initial occupancy of 3Q25 is delayed due to tenant-driven delays with tenant improvements within both buildings.
(4) Projected stabilized cash-on-cash return on incremental capital invested typically ranges from 9.0% to 12.0%.
(5) During the quarter, an entire building and a portion of one Portside at Oyster Point building was completed and placed in service.
(6) The project is part of our seven building 70% Healthpeak / 30% partner joint venture in our Pointe Grand campus. Healthpeak will earn customary asset management and development fees, a preferred return during the redevelopment period and its 70% share of property NOI following completion of the project. During the quarter, a portion of one building at the Pointe Grand campus was completed and placed in service.

Capital Expenditures[1]

For the three and six months ended June 30, 2024, dollars in thousands, except per unit/square foot

SECOND QUARTER		Outpatient Medical		Lab		CCRC		Other	Total
Portfolio at share									
Recurring Capital Expenditures	$	4,569	$	1,271	$	4,288	$	946	$ 11,074
Tenant improvements		10,313		1,958		—		—	12,270
Lease commissions		4,585		6,671		—		—	11,256
AFFO capital expenditures[2]	**$**	**19,466**	**$**	**9,900**	**$**	**4,288**	**$**	**946**	**$ 34,601**
Revenue Enhancing Capital Expenditures		19,285		10,809		9,530		703	40,327
Casualty related capital expenditures		—		—		953		—	953
Initial Capital Expenditures ("ICE")		1,748		—		—		—	1,748
Development[3]		30,200		32,339		—		—	62,538
Redevelopment[3]		372		23,902		—		—	24,273
Capitalized interest		695		16,081		—		—	16,776
Total capital expenditures	**$**	**71,765**	**$**	**93,030**	**$**	**14,772**	**$**	**1,650**	**$ 181,217**

YEAR-TO-DATE		Outpatient Medical		Lab		CCRC		Other	Total
Portfolio at share									
Recurring Capital Expenditures	$	4,787	$	1,614	$	6,412	$	1,422	$ 14,234
Tenant improvements		18,268		3,566		—		—	21,833
Lease commissions		7,019		8,239		—		—	15,258
AFFO capital expenditures[2]	**$**	**30,073**	**$**	**13,419**	**$**	**6,412**	**$**	**1,422**	**$ 51,326**
Revenue Enhancing Capital Expenditures		33,124		12,981		12,748		1,194	60,046
Casualty related capital expenditures		—		—		3,713		—	3,713
Initial Capital Expenditures ("ICE")		1,828		—		—		—	1,828
Development[3]		47,726		60,441		—		—	108,167
Redevelopment[3]		938		50,793		—		—	51,731
Capitalized interest		971		31,223		—		—	32,194
Total capital expenditures	**$**	**114,661**	**$**	**168,856**	**$**	**22,872**	**$**	**2,616**	**$ 309,005**

(1) Excludes corporate capitalized costs such as IT systems, furniture, fixtures and equipment at corporate or satellite offices, etc.

(2) Includes AFFO capital expenditures on unconsolidated JVs for the quarter of $1.6 million and $2.2 million year-to-date. Excludes noncontrolling interest share of AFFO capital expenditures on consolidated joint ventures for the quarter of $0.5 million and $0.9 million year-to-date, which are included in the Other AFFO adjustments line item of the Adjusted Funds From Operations reconciliation.

(3) Development and Redevelopment include related tenant improvements and lease commissions.

Portfolio Diversification[1]

As of and for the quarter ended June 30, 2024, square feet in thousands

TOP 20 MARKETS

Market	Leased Square Feet	% of Combined ABR
San Francisco, CA[2]	5,317	24%
Boston, MA	2,691	10%
Dallas, TX	4,237	8%
San Diego, CA	1,664	6%
Houston, TX	3,186	4%
Nashville, TN	1,622	3%
Louisville, KY	1,814	3%
Phoenix, AZ	1,555	3%
Denver, CO	1,098	2%
Seattle, WA	1,015	2%
Atlanta, GA	1,130	2%
Philadelphia, PA	1,040	2%
Minneapolis, MN	972	2%
New York, NY	802	1%
Indianapolis, IN	817	1%
Salt Lake City, UT	756	1%
Miami, FL	562	1%
Washington, DC	486	1%
Kansas City, MO	499	1%
Omaha, NE	532	1%
Remaining	13,650	21%


Seattle 2%
San Francisco 24%
Salt Lake City 1%
Denver 2%
Minneapolis 2%
Omaha 1%
Kansas City 1%
Indianapolis 1%
Louisville 3%
Nashville 3%
San Diego 6%
Phoenix 3%
Dallas 8%
Houston 4%
Atlanta 2%
Boston 10%
New York 1%
Philadelphia 2%
Washington 1%
Miami 1%
Sized in proportion to % of ABR

(1) Excludes Healthpeak's CCRC and Senior Housing JV portfolio.
(2) Primarily consists of the city of South San Francisco, located 10+ miles south of the central business district of San Francisco, in San Mateo County. Healthpeak does not own any assets in the city or county of San Francisco.

Tenant Diversification[1]

As of and for the quarter ended June 30, 2024 square feet in thousands

Tenant Diversification[2]


Physician Group Practices
15.8%
Large Cap Biopharma
10.1%
Private Biopharma
8.5%
Small Cap Biopharma
7.5%
Med Device / R&D / University & Specialty Outpatient Services
7.1%
Mid Cap Biopharma
6.5%
Other
4.5%
Health System
39.9%
$1.5B
Annualized
Based Rent

TOP 20 TENANTS

Tenant / Parent	Classification[2]	Leased Square Feet	Weighted Average Remaining Lease Term in Years	% of ABR
HCA Healthcare[3]	Health System	4,984	7.3	9.6
CommonSpirit Health[4][5]	Health System	2,777	2.9	3.8
McKesson Corporation	Health System	677	3.7	1.4
Ascension Health	Health System	760	4.5	1.3
University of Louisville	Health System	814	4.4	1.3
Alphabet[6]	Large Cap Biopharma	242	8.2	1.2
Northside Hospital	Health System	760	7.3	1.2
Arcus Biosciences	Mid Cap Biopharma	260	7.5	1.1
Johnson & Johnson	Large Cap Biopharma	246	6.8	1.1
Community Health Systems	Health System	952	5.8	1.1
Bristol-Myers Squibb	Large Cap Biopharma	222	5.6	1.1
Novo Nordisk	Large Cap Biopharma	225	9.9	1.1
Astellas Pharma	Large Cap Biopharma	178	9.8	1.0
Norton Healthcare	Health System	648	4.5	1.0
Tenet Healthcare	Health System	512	5.2	1.0
HonorHealth	Health System	504	5.4	1.0
Pfizer	Large Cap Biopharma	180	5.4	0.9
Memorial Hermann	Health System	1,640	5.3	0.9
Nkarta	Small Cap Biopharma	125	9.1	0.8
Myriad Genetics	Medical Device	266	5.0	0.8
	Total Top 20	**16,972**	**6.2**	**32.7**

(1) Excludes Healthpeak's CCRC and Senior Housing JV portfolio.
(2) Specialty outpatient services includes tenant types such as non-health system ambulatory surgical centers, cancer treatment centers, imaging and radiology. Biopharma companies are classified by market cap at quarter-end as follows: Large Cap greater than $10 billion; Mid Cap between $10 billion and $500 million; and Small Cap less than $500 million.
(3) HCA Healthcare's ABR is spread across 49 different cities.
(4) CommonSpirit Health's ABR is spread across 33 different cities.
(5) In June, we sold 132,000 square feet. Subsequent to June 30, 2024 we sold 664,000 square feet and we renewed approximately 2 million square feet. Pro forma for the renewal and dispositions through July 25, 2024, the WALT with CommonSpirit would be 11 years and the % of ABR would be 3%.
(6) Represents lab space leased by Calico, a life science subsidiary of Alphabet.

Leasing Metrics

As of June 30, 2024, square feet in thousands, presented at 100%

2Q24 LEASING ACTIVITY

	Outpatient Medical	Lab	Total
Renewals, amendments and extensions			
Leased Square Feet	533	571	1,104
Annualized Base Rent Per Sq. Ft	$ 28.43	$ 51.82	
% Change in Cash Rents	4.7	6.0	5.6
Average Tenant Improvements per Sq. Ft. per year	$ 1.42	$ 4.62	$ 3.07
Average Leasing Costs per Sq. Ft. per year	$ 0.72	$ 2.60	$ 1.69
Average Lease Term (Months)	47	99	74
New lease commencements			
Leased Square Feet	256	263	519
Annualized Base Rent Per Sq. Ft	$ 28.83	$ 73.05	
Average Tenant Improvements per Sq. Ft. per year	$ 5.95	$ 16.27	$ 11.00
Average Leasing Costs per Sq. Ft. per year	$ 1.60	$ 2.77	$ 2.17
Average Lease Term (Months)	104	90	97

YEAR-TO-DATE LEASING ACTIVITY

	Outpatient Medical	Lab	Total
Renewals, amendments and extensions			
Leased Square Feet	1,684	596	2,279
Annualized Base Rent Per Sq. Ft	$ 28.33	$ 52.05	
% Change in Cash Rents	4.0	5.8	4.9
Average Tenant Improvements per Sq. Ft. per year	$ 1.14	$ 4.43	$ 2.00
Average Leasing Costs per Sq. Ft. per year	$ 0.60	$ 2.63	$ 1.13
Average Lease Term (Months)	76	96	81
Trailing Twelve Month Retention Rate(1)	83.2 %	73.2 %	81.0 %
New lease commencements			
Leased Square Feet	376	576	952
Annualized Base Rent Per Sq. Ft	$ 29.19	$ 71.63	
Average Tenant Improvements per Sq. Ft. per year	$ 5.78	$ 10.06	$ 8.33
Average Leasing Costs per Sq. Ft. per year	$ 1.65	$ 2.43	$ 2.12
Average Lease Term (Months)	96	106	102

CONTRACTUAL LEASE ESCALATORS

	Leased Square Feet			
	Outpatient Medical	Lab	Total	% of Total
Fixed	33,842	9,390	43,231	95.1
Fixed Escalator	2.6%	3.2%	2.9%	
CPI	2,057	154	2,212	4.9
CPI Escalator(2)	3.2%	3.2%	3.2%	
Total	**35,899**	**9,544**	**45,443**	**100.0**
Total Escalator	**2.7%**	**3.2%**	**2.9%**	

LEASE TYPE

	Leased Square Feet			
	Outpatient Medical	Lab	Total	% of Total
Triple-Net(3)	27,654	8,724	36,378	80.1
Base Year(4)	6,295	776	7,071	15.6
Gross(5)	1,951	44	1,995	4.4
Total	**35,899**	**9,544**	**45,443**	**100.0**

OWNERSHIP TYPE

	Total Square Feet			
	Outpatient Medical	Lab	Total	% of Total
Fee Simple	22,336	9,771	32,107	64.6
Ground Lease	17,366	260	17,626	35.4
WALT(6)	75	38	74	
Total	**39,702**	**10,031**	**49,733**	**100.0**

(1) In 1Q24, new lease commencements included a lease for a 126,000 square foot property that was leased directly to the former subtenant. Retention would be 87.6% for Lab and 84.2% for Total if this lease was reflected as a renewal.
(2) Includes both pure CPI leases and leases with a CPI floor averaging 2%. The CPI escalator presented above is based on the average year-to-date year-over-year change in CPI, which will vary over time and is based on specific lease terms.
(3) Includes net lease structures, where the tenant is responsible for 100% of their pro rata share of operating expenses.
(4) A lease structure in which the rental rate includes the tenant's pro rata share of operating expenses. The pro rata share of expenses in the first year of the lease is considered the "base year" and any increase in expenses beyond the "base year" is recoverable from the tenant.
(5) A lease structure in which the tenant's pro rata share of operating expenses is presumed to be included in the rental rate, with no variability for fluctuations in operating expenses.
(6) Weighted Average remaining Lease Term ("WALT") for ground leases includes renewal options.

Lease Expirations

As of June 30, 2024, dollars and square feet in thousands

LEASE EXPIRATION DATA

	Outpatient Medical[1]		Lab		Total[1]			
Year	Leased Square Feet	Annualized Base Rent[2]	Leased Square Feet	Annualized Base Rent[2]	Leased Square Feet	%	Annualized Base Rent[2]	%
2024[2]	2,051	$ 61,844	100	$ 5,989	2,151	4.7	$ 67,832	4.5
2025	3,817	95,062	817	43,747	4,634	10.2	138,810	9.2
2026	5,479	141,825	469	29,100	5,948	13.1	170,925	11.3
2027	3,835	101,559	1,253	64,267	5,087	11.2	165,826	11.0
2028	4,454	104,794	665	36,149	5,118	11.3	140,943	9.3
2029	2,748	80,915	815	52,104	3,563	7.8	133,019	8.8
2030	2,232	59,600	1,208	88,754	3,440	7.6	148,354	9.8
2031	2,738	67,648	1,106	74,926	3,844	8.5	142,573	9.4
2032	2,639	61,329	889	58,108	3,528	7.8	119,437	7.9
2033	1,635	47,156	589	44,420	2,224	4.9	91,576	6.1
Thereafter	4,271	99,346	1,633	94,656	5,904	13.0	194,002	12.8
	35,899	**$ 921,078**	**9,544**	**$ 592,220**	**45,443**	**100.0**	**$ 1,513,298**	**100.0**

MATERIAL NEAR-TERM PURCHASE OPTIONS

Lease Maturity Year	Option Date[3]	Name	Property Count	MSA	Property Type	Cash (Adjusted) NOI Annualized	Option Price
2026	10/2025	Innovation	1	San Diego, CA	Outpatient medical	$ 1,523	$ 31,700
2027, 2034	01/2026	Myriad Campus	4	Salt Lake City, UT	Lab	6,793	68,484

(1) Excludes the impact of the CommonSpirit renewal, which provides for an average of 8+ years of additional term following the expiration dates of the current leases, which are primarily in 2026, 2027 and 2028.
(2) Annualized Base Rent does not include expense recoveries, additional rent in excess of floors, and non-cash revenue adjustments. Month-to-month and holdover leases are included in 2024 expirations.
(3) Reflects the earliest point at which the purchase option can be exercised.

CCRC

As of and for the quarter ended June 30, 2024, dollars in thousands, except REVPOR

INVESTMENTS

	Property Count	Net Portfolio Investment[1]	Resident Fees and Services, excluding NREFS[2]	NREF Amortization	Portfolio Cash Opex	Portfolio Adjusted NOI	Units	Occupancy %	REVPOR CCRC	NREF Cash Collections
Operator										
Life Care Services	13	$ 1,320,108	$ 99,819	$ 18,705	$ (90,776)	$ 27,749	6,036	86.1	$ 7,602	$ 28,905
Sunrise Senior Living	2	268,582	19,669	2,696	(16,075)	6,290	1,025	81.6	8,757	4,613
Remaining	—	—	—	—	(356)	(356)	N/A	N/A	N/A	—
Total	**15**	**$ 1,588,690**	**$ 119,489**	**$ 21,401**	**$ (107,207)**	**$ 33,683**	**7,061**	**85.4**	**$ 7,764**	**$ 33,518**

TOTAL CCRC PORTFOLIO

	2Q23	3Q23	4Q23	1Q24	2Q24
Units	7,108	7,112	7,097	7,088	7,061
IL, AL, and Memory Care Occupancy %	83.3	83.8	84.6	84.6	85.0
Skilled Nursing Occupancy %	84.1	84.6	86.7	88.6	88.3
Total Occupancy %	83.4	83.9	84.9	85.2	85.4
REVPOR CCRC	$ 7,317	$ 7,477	$ 7,536	$ 7,655	$ 7,764
REVPOR CCRC excluding NREF Amortization	6,175	6,315	6,314	6,465	6,585
NREF Cash Collections	$ 30,726	$ 36,117	$ 31,019	$ 28,962	$ 33,518
NREF Amortization	20,382	20,823	22,105	21,577	21,401
Portfolio Cash Real Estate Revenues	$ 130,231	$ 133,808	$ 136,340	$ 138,776	$ 140,890
Portfolio Cash Operating Expenses	(102,383)	(104,773)	(106,860)	(105,622)	(107,207)
Portfolio Adjusted NOI	**$ 27,848**	**$ 29,036**	**$ 29,481**	**$ 33,155**	**$ 33,683**

(1) Net Portfolio Investment is gross Portfolio Investment as defined in the Glossary less Non-Refundable Entrance Fees ("NREFs") and refundable Entrance Fees, which appear on our Consolidated Balance Sheet in the Deferred revenue line and Accounts payable, accrued liabilities and other liabilities line, respectively. As of June 30, 2024, the balances of NREFs and refundable Entrance Fees were $581.5 million and $244.8 million, respectively.

(2) Represents Resident Fees and Services from our Consolidated Statement of Operations, excluding NREF amortization.

Other

As of and for the quarter ended June 30, 2024, dollars in thousands, except REVPOR

SOVEREIGN WEALTH FUND SENIOR HOUSING JV AT SHARE

	2Q23	3Q23	4Q23	1Q24	2Q24	Year-Over-Year Growth
Property count	19	19	19	19	19	—
Units	3,354	3,354	3,354	3,354	3,354	
Occupancy %	78.3	79.3	78.6	78.1	78.9	60 bps (1)
REVPOR	$ 4,584	$ 4,573	$ 5,005	$ 5,109	$ 5,032	9.8% (1)
Portfolio Cash Real Estate Revenues	$ 20,278	$ 20,567	$ 21,167	$ 21,476	$ 21,360	5.3%
Portfolio Cash Operating Expenses	(14,645)	(15,461)	(15,243)	(16,090)	(15,546)	6.2%
Portfolio Cash (Adjusted) NOI	**$ 5,634**	**$ 5,106**	**$ 5,924**	**$ 5,387**	**$ 5,814**	**3.2%**

DEBT INVESTMENTS

			Weighted Average as of June 30, 2024	
	Investment[2]	Interest Income	Yield[3]	Maturity in Years
Seller financing loans[4]	$ 105,527	$ 3,222	11.8%	2.0
Development and other loans	125,749	3,657	11.1%	1.4
Total Debt Investments	**$ 231,276**	**$ 6,878**	**11.4%**	**1.6**

(1) During 4Q23, a property re-entered Occupancy and REVPOR following development. Including that property in 2Q23, the Year-Over-Year change in Occupancy and REVPOR would have been 170 bps and 3.1%, respectively.
(2) Excludes $9.1 million of estimated reserves for loan losses in accordance with ASC 326 and resident loans on CCRC entrance fee contracts of $53.3 million.
(3) Seller financing loans receivable have floating interest rates subject to certain floors.
(4) In conjunction with one of the portfolio sales, Healthpeak expects to provide that buyer with a total of $418 million of secured seller financing, representing a 60% loan to value on the acquired portfolio. The secured seller financing carries a two-year initial term and two, 12-month extension options. The interest rate on the secured seller financing is fixed at 6.0% for the initial term and increases to 6.5% during the optional extension periods. As of July 25, 2024, Healthpeak has funded $405 million and expects to fund the balance of the secured seller financing following the sale of two currently under contract properties.

Components of Net Asset Value

As of and for the quarter ended June 30, 2024, dollars and shares in millions

PORTFOLIO CASH (ADJUSTED) NOI AT SHARE

	Quarter Ending June 30, 2024	Significant Adjustments[1]	Annualized
Outpatient Medical	$ 208	$ (2)	$ 824
Lab	147	1	592
CCRC	34	—	135
SWF SH JV	6	—	24
Total Portfolio Cash (Adjusted) NOI	**$ 395**	**$ (1)**	**$ 1,576**
CCRC NREF cash collections in excess of NREF amortization	—	12	48
Total	**$ 395**	**$ 11**	**$ 1,624**

DEVELOPMENT AND REDEVELOPMENT PROPERTIES[2]

	Estimated Cost to Complete	Estimated Total Cost	Projected Stabilized Portfolio Cash (Adjusted) NOI
Development	$ 183	$ 589	$ 42
Redevelopment	201	264	55
Total	**$ 384**	**$ 853**	**$ 97**

LAND HELD FOR DEVELOPMENT / CASH / LOANS RECEIVABLE

Book value of land held for development	$ 731
Cash, cash equivalents, and restricted cash	159
Loans receivable, net of reserves	275
Total	**$ 1,165**

DEBT AND OTHER LIABILITIES[3]

Bank line of credit and commercial paper	$ 25
Term loans	1,650
Senior unsecured notes	6,700
Mortgage debt	381
Share of unconsolidated JV debt	195
Other liabilities (assets), net[4]	608
Total	**$ 9,559**

Fully-diluted shares and units	**718**

(1) Significant adjustments for mid-quarter acquisitions, dispositions, and development/redevelopment activity. Also includes an adjustment for the difference between CCRC NREF amortization and NREF cash collections.

(2) See Development and Redevelopment detail on page 19. Projected Stabilized Portfolio Cash (Adjusted) NOI for redevelopments assumes a return on incremental capital and a return to stabilized occupancy levels.

(3) Represents principal amounts due and excludes unamortized premiums/discounts, deferred loan expenses or other fair value adjustments as reflected on the balance sheet.

(4) Includes accounts payable, accrued liabilities, and other liabilities net of other assets. Excludes certain non-cash liabilities and assets including straight-line rents and net leasing costs.

Glossary

Adjusted Fixed Charge Coverage*

Adjusted EBITDAre divided by Fixed Charges. Adjusted Fixed Charge Coverage is a supplemental measure of liquidity and our ability to meet interest payments on our outstanding debt and pay dividends to our preferred stockholders, if applicable. Our various debt agreements contain covenants that require us to maintain ratios similar to Adjusted Fixed Charge Coverage and credit rating agencies utilize similar ratios in evaluating and determining the credit rating on certain of our debt instruments. Adjusted Fixed Charge Coverage is subject to the same limitations and qualifications as Adjusted EBITDAre and Fixed Charges.

Adjusted Funds From Operations ("AFFO")*

See the "Adjusted Funds From Operations" definition included in the accompanying Discussion and Reconciliations of Non-GAAP Financial Measures for information regarding AFFO.

Annualized Base Rent ("ABR")

The most recent month's (or subsequent month's if acquired in the most recent month) base rent including additional rent floors. Annualized Base Rent includes the Company's share of unconsolidated JVs calculated on the same basis and excludes properties in our CCRC segment, properties within the other non-reportable segments, properties sold or held for sale during the quarter, and noncontrolling interests' share of consolidated JVs calculated on the same basis. Further, Annualized Base Rent does not include expense recoveries, additional rents in excess of floors, and non- cash revenue adjustments (i.e., straight-line rents, amortization of market lease intangibles, and deferred revenues). We use Annualized Base Rent for the purpose of determining Lease Expirations and Debt Investment Maturities.

Cash (Adjusted) Net Operating Income ("NOI")*

Cash (Adjusted) NOI is defined as real estate revenues (inclusive of rental and related revenues, resident fees and services, and government grant income and exclusive of interest income), less property level operating expenses; and excludes all other financial statement amounts included in net income (loss). Cash (Adjusted) NOI eliminates the effects of straight-line rents, amortization of market lease intangibles, termination fees, actuarial reserves for insurance claims that have been incurred but not reported, and the impact of deferred community fee income and expense. Cash (Adjusted) NOI include the Company's pro rata share of Cash (Adjusted) NOI from its unconsolidated JVs and exclude noncontrolling interests' pro rata share of NOI and Cash (Adjusted) NOI from consolidated joint ventures. See the "Cash (Adjusted) NOI" definition included in the accompanying Discussion and Reconciliation of Non-GAAP Financial Measures for further information regarding the impact of the Company's pro rata share on these measures.

Completion Date - Development/Redevelopment

For Developments, management's estimate of the period the core and shell structure improvements are expected to be or have been completed. For Redevelopments, management's estimate of the period in which major construction activity in relation to the scope of the project has been or will be substantially completed and excludes the completion of tenant improvements.

Consolidated Debt

The carrying amount of bank line of credit, commercial paper, term loans, senior unsecured notes, and mortgage debt, as reported in our consolidated financial statements.

Consolidated Gross Assets*

The carrying amount of total assets, excluding investments in and advances to our unconsolidated JVs, after adding back accumulated depreciation and amortization, as reported in our consolidated financial statements. Consolidated Gross Assets is a supplemental measure of our financial position, which, when used in conjunction with debt-related measures, enables both management and investors to analyze our leverage and to compare our leverage to that of other companies.

Consolidated Secured Debt

Mortgage and other debt secured by real estate, as reported in our consolidated financial statements.

Continuing Care Retirement Community ("CCRC")

A senior housing facility which provides at least three levels of care (i.e., independent living, assisted living and skilled nursing).

Cost to Complete

Includes lease commissions and tenant improvements incurred to date, and projected lease commissions through Occupancy.

Debt Investments

Loans secured by a direct interest in real estate and mezzanine loans.

Development

Includes ground-up construction. Newly completed developments are considered fully operating once the property is placed in service.

EBITDAre and Adjusted EBITDAre*

EBITDAre, or EBITDA for Real Estate, is a supplemental performance measure defined by the National Association of Real Estate Investment Trusts ("Nareit") and intended for real estate companies. It represents earnings before interest expense, income taxes, depreciation and amortization, gains or losses from sales of depreciable property (including gains or losses on change in control), and impairment charges (recoveries) related to depreciable property. Adjusted EBITDAre is defined as EBITDAre excluding other impairments (recoveries) and other losses (gains), transaction and merger-related items, prepayment costs (benefits) associated with early retirement or payment of debt, restructuring and severance-related charges, litigation costs (recoveries), casualty-related charges (recoveries), stock-based compensation amortization expense, and foreign currency remeasurement losses (gains), adjusted to reflect the impact of transactions that closed during the period as if the transactions were completed at the beginning of the period. EBITDAre and Adjusted EBITDAre include our pro rata share of our unconsolidated JVs presented on the same basis.

Enterprise Debt*

Consolidated Debt plus our pro rata share of total debt from our unconsolidated JVs. Enterprise Debt is a supplemental measure of our financial position, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies. Our pro rata share of total debt from our unconsolidated JVs is not intended to reflect our actual liability or ability to access assets should there be a default under any or all such loans or a liquidation of the JVs.

Enterprise Gross Assets*

Consolidated Gross Assets plus our pro rata share of total gross assets from our unconsolidated JVs, after adding back accumulated depreciation and amortization. Enterprise Gross Assets is a supplemental measure of our financial position, which, when used in conjunction with debt-related measures, enables both management and investors to analyze our leverage and to compare our leverage to that of other companies.

Enterprise Secured Debt*

Consolidated Secured Debt plus our pro rata share of mortgage debt from our unconsolidated JVs. Enterprise Secured Debt is a supplemental measure of our financial position, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies. Our pro rata share of Enterprise Secured Debt from our unconsolidated JVs is not intended to reflect our actual liability or ability to access assets should there be a default under any or all such loans or a liquidation of the JVs.

Entrance Fees

Certain of our CCRC communities have residency agreements which require the resident to pay an upfront entrance fee prior to taking occupancy at the community. For net income, NOI, Adjusted NOI, Nareit FFO, FFO as Adjusted, and AFFO, the non-refundable portion of the entrance fee is recorded as deferred entrance fee revenue and amortized over the estimated stay of the resident based on an actuarial valuation. The refundable portion of a resident's entrance fee is generally refundable within a certain number of months or days following contract termination or upon the sale of the unit. All refundable amounts due to residents at any time in the future are classified as liabilities.

Glossary

Financial Leverage*

Enterprise Debt divided by Enterprise Gross Assets. Financial Leverage is a supplemental measure of our financial position, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies.

Fixed Charges*

Total interest expense plus capitalized interest plus preferred stock dividends (if applicable). Fixed Charges also includes our pro rata share of the interest expense plus capitalized interest plus preferred stock dividends (if applicable) of our unconsolidated JVs. Fixed Charges is a supplemental measure of our interest payments on outstanding debt and dividends to preferred stockholders for purposes of presenting Fixed Charge Coverage and Adjusted Fixed Charge Coverage. Fixed Charges is subject to limitations and qualifications, as, among other things, it does not include all contractual obligations.

Funds From Operations ("Nareit FFO") and FFO as Adjusted*

See the "Funds From Operations" definition included in the accompanying Discussion and Reconciliations of Non-GAAP Financial Measures for information regarding Nareit FFO and FFO as Adjusted.

Initial Capital Expenditures ("ICE")

Expenditures required to bring a newly acquired property up to standard. The expenditures are typically identified during underwriting and incurred within the first year of ownership.

Initial Occupancy

Initial Occupancy is generally reflective of revenue recognition commencement, which may not coincide with the start of cash rental payments. Cash rental payments generally occur three to six months following Initial Occupancy. For multiple building projects, Initial Occupancy is reflective of the first tenant's occupancy date.

Investment and Portfolio Investment*

Represents: (i) the carrying amount of real estate assets and intangibles, after adding back accumulated depreciation and amortization and (ii) the carrying amount of Debt Investments. Portfolio Investment also includes our pro rata share of the real estate assets and intangibles held in our unconsolidated JVs, presented on the same basis as Investment, and excludes noncontrolling interests' pro rata share of the real estate assets and intangibles held in our consolidated JVs, presented on the same basis. Investment and Portfolio Investment include land held for development.

Merger-Combined Same-Store ("SS")*

Merger-Combined Same-Store Cash (Adjusted) NOI includes legacy Physicians Realty Trust properties that met the same-store criteria as if they were owned by the Company for the full analysis period. This information allows our investors, analysts, and Company management to evaluate the performance of our property portfolio under a consistent population by eliminating changes in the composition of our portfolio of properties, excluding properties within the other non-reportable segments. We include properties from our consolidated portfolio, as well as properties owned by our unconsolidated joint ventures in Merger-Combined Same-Store Adjusted NOI (see Cash (Adjusted) NOI definitions above for further discussion regarding our use of pro-rata share information and its limitations). Properties are included in Merger-Combined Same-Store once they are fully operating for the entirety of the comparative periods presented. A property is removed from Merger-Combined Same-Store when it is classified as held for sale, sold, placed into redevelopment, experiences a casualty event that significantly impacts operations, or a significant tenant relocates from a Merger-Combined Same-Store property to a Merger-Combined non Same-Store property and that change results in a corresponding increase in revenue. We do not report Merger-Combined Same-Store metrics for our other non-reportable segments.

Management believes that continued reporting of the same-store portfolio for only pre-merger Healthpeak Properties, Inc. offers minimal value to investors who are seeking to understand the operating performance and growth potential of the combined company. The Company was provided access to the underlying financial statements of legacy Physicians Realty Trust (which financial statements have been audited or, in the case of interim periods, reviewed) and other detailed information about each property, such as the acquisition date. Based on this available information, the Company was able to consistently apply its same-store definition across the combined portfolio. As a result of the Merger, approximately 98% of the combined portfolio is represented in the Merger-Combined Same-Store presentation for the outpatient medical segment.

Merger-Combined Same-Store Cash (Adjusted) NOI*

Merger-Combined Same-Store Cash (Adjusted) NOI is Merger-Combined Same-Store Cash Real Estate Revenues less Merger-Combined Same-Store Cash Operating Expenses.

Merger-Combined Same-Store Cash Operating Expenses*

Merger-Combined Same-Store Cash Operating Expenses are non-GAAP supplemental measures. Merger-Combined Same-Store Cash Operating Expenses represent property level operating expenses (which exclude transition costs) and exclude certain non-property specific operating expenses that are allocated to each operating segment on a consolidated basis. Merger-Combined Same-Store Cash Operating Expenses include consolidated operating expenses plus the Company's pro rata share of operating expenses from its unconsolidated JVs less noncontrolling interests' pro rata share of operating expenses from consolidated JVs. Merger-Combined Same-Store Cash Operating Expenses eliminates the effects of straight-line rents, lease termination fees, actuarial reserves for insurance claims that have been incurred but not reported, and the impact of deferred community fee expense.

Merger-Combined Same-Store Cash Real Estate Revenues*

Merger-Combined Same-Store Cash Real Estate Revenues are non-GAAP supplemental measures. Merger-Combined Same-Store Cash Real Estate Revenues include rental related revenues, resident fees and services and exclude amortization of deferred revenue from tenant-funded improvements. Merger-Combined Same-Store Cash Real Estate Revenues include the Company's pro rata share from unconsolidated JVs presented on the same basis and exclude noncontrolling interests' pro rata share from consolidated JVs presented on the same basis. Merger-Combined Same-store Cash Real Estate Revenues eliminates the effects of straight-line rents, amortization of market lease intangibles, lease termination fees, and the impact of deferred community fee income.

Metropolitan Statistical Areas ("MSA")

Metropolitan Statistical Areas are geographic entities delineated by the Office of Management and Budget for use by Federal Statistical agencies in collecting, tabulating, and publishing Federal statistics. A metro area contains a core urban area of 50,000 or more population, consists of one or more counties and includes the counties containing the core urban area, as well as any adjacent counties that have a high degree of social and economic integration (as measured by commuting to work) with the urban core.

Net Debt*

Enterprise Debt less the carrying amount of cash and cash equivalents, restricted cash, and expected net proceeds from the future settlement of shares issued through our equity forward contracts, as reported in our consolidated financial statements and our pro rata share of cash and cash equivalents and restricted cash from our unconsolidated JVs. Net Debt is a supplemental measure of our financial position, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies.

Net Debt to Adjusted EBITDAre*

Net Debt divided by Adjusted EBITDAre is a supplemental measure of our ability to decrease our debt. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations.

Occupancy

For lab buildings and outpatient medical buildings, Occupancy represents rentable square feet where leases have commenced (certificate of occupancy received), including month-to-month leases, as of the end of the period reported divided by total rentable square feet. For senior housing facilities, Occupancy represents the facilities' average operating Occupancy for the most recent calendar quarter (year-to-date for year-to-date SS) available based on units. The percentages shown are weighted to reflect our share and exclude facilities that are currently in Development, vacant square feet under lease-up in newly completed or recently redeveloped facilities, senior housing facilities acquired during the relevant period where a full calendar quarter is not available, and facilities held for sale. Senior housing occupancy was derived solely from information provided by operators without independent verification by us.

Portfolio Adjusted NOI*

Portfolio Adjusted NOI is Portfolio Cash Real Estate Revenues less Portfolio Cash Operating Expenses.

Glossary

Portfolio Cash Operating Expenses*

Portfolio Cash Operating Expenses are non-GAAP supplemental measures. Portfolio Cash Operating Expenses represent property level operating expenses (which exclude transition costs). Portfolio Cash Operating Expenses include consolidated operating expenses plus the Company's pro rata share of operating expenses from its unconsolidated JVs less noncontrolling interests' pro rata share of operating expenses from consolidated JVs. Portfolio Cash Operating Expenses eliminates the effects of straight-line rents, lease termination fees, actuarial reserves for insurance claims that have been incurred but not reported, and the impact of deferred community fee expense.

Portfolio Cash Real Estate Revenues*

Portfolio Cash Real Estate Revenues are non-GAAP supplemental measures. Portfolio Cash Real Estate Revenues include rental related revenues, resident fees and services, and government grant income which is included in Other income (expense), net in our Consolidated Statement of Operations. Portfolio Cash Real Estate Revenues include the Company's pro rata share from unconsolidated JVs presented on the same basis and exclude noncontrolling interests' pro rata share from consolidated JVs presented on the same basis. Portfolio Cash Real Estate Revenues eliminates the effects of straight-line rents, amortization of market lease intangibles, lease termination fees, and the impact of deferred community fee income.

Portfolio Income*

Cash (Adjusted) NOI plus interest income plus our pro rata share of Cash (Adjusted) NOI from our unconsolidated JVs less noncontrolling interests' pro rata share of Cash (Adjusted) NOI from consolidated JVs. Management believes that Portfolio Income is an important supplemental measure because it provides relevant and useful information regarding our performance; specifically, it is a measure of our property level profitability of the Company inclusive of interest income. Management believes that net income (loss) is the most directly comparable GAAP measure to Portfolio Income. Portfolio Income should not be viewed as an alternative measure of operating performance to net income (loss) as defined by GAAP since it does not reflect various excluded items.

Projected Stabilized Cash Yield

Projected Cash (Adjusted) NOI at stabilization divided by the expected total development costs.

Recurring Capital Expenditures

Recurring Capital Expenditures include costs incurred in our operating portfolio required to maintain the properties in current market condition and generally are recurring in nature.

Redevelopment

Properties that incur major capital expenditures to significantly improve, change the use, or reposition the property pursuant to a formal redevelopment plan. Newly completed redevelopments, are considered fully operating once the property is placed in service. Redevelopment costs include only the incremental costs for the project.

Retention Rate

The ratio of total renewed square feet to the total square feet expiring and available for lease, excluding the square feet for tenant leases terminated for default or buy-out prior to the expiration of the lease and leases in assets designated as Held for Sale.

Revenue Enhancing Capital Expenditures

Revenue Enhancing Capital Expenditures include costs incurred to build out suites in shell condition or to reposition space that is expected to result in additional revenue upon the space being re-leased.

REVPOR*

The 3-month average Cash Real Estate Revenues per occupied unit for the most recent period available. REVPOR excludes newly completed assets under lease-up, assets sold, acquired or converted to a new operating structure during the relevant period, assets in redevelopment, assets that are held for sale, and assets that experienced a casualty event that significantly impacted operations. REVPOR cannot be derived from the information presented for the Other portfolio as units reflect 100% of the unit capacities for unconsolidated JVs and revenue is at the Company's pro rata share. All facility occupancy data was derived solely from information provided by operators without independent verification by us. REVPOR relates to our Other non-reportable segment.

REVPOR CCRC*

The 3-month average Cash Real Estate Revenues per occupied unit excluding Cash NREFs for the most recent period available. REVPOR CCRC excludes newly completed assets under lease-up, assets sold, or acquired during the relevant period, assets in redevelopment, assets that are held for sale, and assets that experienced a casualty event that significantly impacted operations. All facility occupancy data was derived solely from information provided by operators without independent verification by us.

RIDEA

A structure whereby a taxable REIT subsidiary is permitted to rent a healthcare facility from its parent REIT and hire an independent contractor to operate the facility.

Secured Debt Ratio*

Enterprise Secured Debt divided by Enterprise Gross Assets. Secured Debt Ratio is a supplemental measure of our financial position, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies.

Share of Consolidated Joint Ventures ("JVs")

Noncontrolling interests' pro rata share information is prepared by applying noncontrolling interests' actual ownership percentage for the period and is intended to reflect noncontrolling interests' proportionate economic interest in the financial position and operating results of properties in our portfolio.

Share of Unconsolidated Joint Ventures

Our pro rata share information is prepared by applying our actual ownership percentage for the period and is intended to reflect our proportionate economic interest in the financial position and operating results of properties in our portfolio. Certain unconsolidated joint ventures are excluded from leasing statistics when leasing information is not available.

Total Market Equity

The total number of outstanding shares of our common stock multiplied by the closing price per share of our common stock on the New York Stock Exchange as of period end, plus the total number of convertible partnership units multiplied by the closing price per share of our common stock on the New York Stock Exchange as of period end (adjusted for stock splits).

Units/Square Feet/Capacity

Senior housing facilities are measured in available units (e.g., studio, one or two bedroom units). Lab buildings and outpatient medical buildings are measured in square feet, excluding square footage for development or square footage removed from service for redevelopment properties prior to completion. Capacities are presented at 100% ownership share.

* Non-GAAP Supplemental Measures
Reconciliations, definitions, and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this report can be found at https://ir.healthpeak.com/quarterly-results.

Additional Information

The information in this supplemental report should be read in conjunction with our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other information filed with the SEC. The Reporting Definitions (and Reconciliations of Non-GAAP Financial Measures) are an integral part of the information presented herein. You can access these documents on our website, www.healthpeak.com, free of charge, as well as amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on our website is not incorporated by reference into, and should not be considered a part of, this supplemental report.

In addition, the SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including the Company, that file electronically with the SEC at www.sec.gov.

This supplemental report also includes market and industry data that the Company has obtained from market research, publicly available information and industry publications. The accuracy and completeness of such information are not guaranteed. The market and industry data is often based on industry surveys and preparers' experience in the industry. Similarly, although the Company believes that the surveys and market research that others have performed are reliable, such surveys and market research are subject to assumptions, estimates and other uncertainties and the Company has not independently verified this information.

For more information, contact Andrew Johns, Senior Vice President - Investor Relations, at (720) 428-5050.


UF Health North
Jacksonville, FL